Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS

THIRD QUARTER 2025 RESULTS

– Approximately 80% of Annual Base Rent from Industrial Properties at Quarter End –

– Acquired Industrial Property for $23M and Agreed to Acquire Six Building Industrial Portfolio for $53.5M After Quarter End –

– Completed Sale of Non-Core Asset for Net Proceeds of $17.7M After Quarter End –

GREAT NECK, New York, November 6, 2025 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on the ownership of industrial properties, today announced operating results for the quarter ended September 30, 2025.

“Our portfolio transformation towards industrial properties continues, with approximately 80% of our ABR generated from this sector at quarter end,” stated Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “With approximately $189 million of acquisitions completed and to be completed in 2025, we have meaningfully scaled our industrial platform through the recycling of capital from non-core asset sales. Importantly, with additional cash available from our dispositions, we are well positioned to continue our disciplined pursuit of additional accretive acquisition opportunities that we believe will further enhance cash flow.”

Third Quarter and Recent Highlights:

●	Net income of $0.48 per diluted share.

●	FFO[1] of $0.42 per diluted share and AFFO of $0.46 per diluted share.

●	Entered into, extended or renewed leases for 281,000 square feet.

●	During the quarter, completed the sale of four non-core properties resulting in $16.3 million of net proceeds and a $9.1 million gain.

●	During the quarter, completed the sale of two unconsolidated properties generating $991,000 of equity in earnings and $2.4 million of net proceeds.

●	Subsequent to quarter end, acquired an industrial property for $23 million and agreed to acquire six building industrial portfolio for $53.5 million, bringing completed and to be completed acquisitions in 2025 to approximately $189 million.

●	Subsequent to quarter end, completed the sale of, and settled litigation involving, a non-core asset, generating net proceeds of approximately $17.7 million.

●	Approximately 80% of portfolio annual base rent, or ABR, generated by industrial properties as of quarter end.
Operating Results	Three Months Ended
	September 30,
Key Metrics	2025	2024	% Change
(Amounts in thousands, Except Per Share Data)
Net income attributable to OLP	$10,478	$5,177	102.4%
Net income / share attributable to common stockholders - diluted	$0.48	$0.23	108.7%

FFO	$9,057	$9,193	(1.5)%
FFO / share - diluted	$0.42	$0.43	(2.3)%

AFFO	$10,072	$9,899	1.7%
AFFO / share - diluted	$0.46	$0.46	-

[1]	A reconciliation of GAAP amounts to non-GAAP amounts (i.e., FFO and AFFO) is presented with the financial information included in this release.

Key Drivers of Operating Results:

Rental income increased year-over-year due primarily to the net impact of acquisitions and dispositions. Total operating expenses increased year-over-year primarily due to the net impact of acquisitions and dispositions. Gain on sale of real estate was $9.1 million. Non-cash impairment charge of $1.3 million was recognized in connection with the sale of a non-core asset in Beachwood, Ohio.

The change in FFO is due primarily to increases in interest and real estate operating expense due to net impact of acquisitions and dispositions, offset by an increase in rental income.

The increase in AFFO is due to the factors impacting the change in FFO, excluding non-cash items related to straight line rent and non-cash equity compensation awards.

Diluted per share net income, FFO and AFFO were impacted negatively in the quarter ended September 30, 2025 compared to the corresponding quarter in the prior year by an average increase of approximately 214,000 in the weighted average number of shares of common stock outstanding as a result of stock issuances in connection with the non-cash equity incentive and dividend reinvestment programs.

Balance Sheet:

The Company had $18.8 million of cash and cash equivalents, total assets of $802.3 million, total debt of $458.7 million, and total stockholders’ equity of $305.6 million at quarter end.

At October 31, 2025, One Liberty’s available liquidity was approximately $109.4 million, including approximately $9.4 million of cash and cash equivalents (including the credit facility’s required $3.0 million average deposit maintenance balance) and $100 million available under its credit facility.

Recent Transaction Activity:

In August, completed the previously disclosed acquisition of a 210,600 square foot, single-tenant industrial property located in Blythewood, South Carolina for $24.0 million, including new mortgage debt of $14.0 million bearing an interest rate of 5.77% (interest only through maturity) and maturing in 2030. The Company expects the quarterly rental income (excluding variable lease revenues), depreciation and amortization expense and mortgage interest expense from this property will be $405,000, $223,000 and $202,000, respectively.

From July through September, sold four non-core assets for $16.3 million of net proceeds and an aggregate gain of $9.1 million.

In August, sold its two remaining unconsolidated joint venture properties in Savannah, Georgia for $4.6 million, net of closing costs. OLP’s 50% share of the gain and net proceeds from these sales were approximately $991,000 and $2.4 million, respectively.

In September, entered into an agreement to sell a non-core property located in Port Clinton, Ohio for $1.3 million.  It is anticipated that the transaction will close by year-end 2025, will generate net proceeds of approximately $500,000, and a gain of approximately $200,000.

In October, closed on the purchase of a 199,919 square foot, single-tenant industrial property located in Oakdale, Minnesota for $23.0 million. OLP obtained mortgage debt of $13.8 million, maturing in 2030 and bearing an interest rate of 5.10% (interest only until maturity). OLP estimates the annual base rent will be approximately $1.5 million (with annual base rent increases of 4.0%).

In November, OLP and its ground lease tenant sold the entire collective interest in The Vue Apartments, a multi-family property located in Beachwood, Ohio, for approximately $17.7 million of net proceeds, including $1.3 million to be received in connection with the settlement of a related litigation.

In October, entered into a contract to acquire a 397,440 square foot, six building, multi- tenant industrial property located in the Pittsburgh, PA. MSA, for $53.5 million. Simultaneously with the closing, OLP anticipates obtaining new mortgage debt of approximately $32.4 million, bearing an interest rate of 5.45% (interest only for five years) and maturing in 2032. OLP anticipates funding the balance of the purchase from available cash (including proceeds from property sales) and if needed, its line of credit. It is anticipated that the annual base rent will be approximately $3.4 million (with annual increases ranging from 2% to 3%) and with an expected closing by year end 2025.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds from Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (calculated in accordance with generally accepted accounting principles), excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment write-downs of certain real estate assets and investments in entities where the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. In computing FFO, management does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

One Liberty computes adjusted funds from operations, or AFFO, by adjusting from FFO for its straight-line rent accruals and amortization of lease intangibles, deducting from income additional rent from ground lease tenant, income on settlement of litigation, income on insurance recoveries from casualties, lease termination and assignment fees, and adding back amortization of restricted stock and restricted stock unit compensation expense, amortization of costs in connection with our financing activities (including its share of its unconsolidated joint ventures), debt prepayment costs and amortization of lease incentives and mortgage intangible assets. Since the NAREIT White Paper does not provide guidelines for computing AFFO, the computation of AFFO may vary from one REIT to another.

One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operating, investing or financing activities as defined by GAAP. FFO and AFFO should not be an alternative to net income as a reliable measure of our operating performance nor as an alternative to cash flows as measures of liquidity. FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs.

Operating Measure:

Annual base rent, or ABR, generally represents the base rent payable to OLP during the twelve months ending September 30, 2026 under leases in effect at September 30, 2025. See OLP’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 (the “Form 10-Q”) for further information on the calculation of ABR, which is referred to in the Form 10-Q as “2026 base rent.”

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Forward looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “could,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. Information regarding important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and the reports filed with the Securities and Exchange Commission thereafter; in particular, the sections of such reports entitled “Cautionary Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included therein. In addition, estimates of rental income for 2025 and thereafter exclude any related variable rent, anticipated property purchases and/or sales may not be completed during the period indicated or at all, estimates of net proceeds and gains from property sales are subject to adjustment, among other things, because actual closing costs (including the amounts, if any, required to pay-off mortgage debt on properties being sold) may differ from the estimated costs, and amounts presented in this press release and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 may differ from one another due to rounding. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The Company acquires, owns and manages a portfolio consisting primarily of industrial properties.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.1liberty.com

ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	(Unaudited)
	September 30,	December 31,
	2025	2024
ASSETS
Real estate investments, at cost	$909,292	$860,752
Accumulated depreciation	(193,810)	(188,447)
Real estate investments, net	715,482	672,305

Properties held-for-sale	17,229	—
Investment in unconsolidated joint ventures	203	2,101
Cash and cash equivalents	18,800	42,315
Unbilled rent receivable	16,861	16,988
Unamortized intangible lease assets, net	19,520	13,649
Other assets	14,210	19,596
Total assets	$802,305	$766,954

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$458,671	$420,555
Line of credit	—	—
Unamortized intangible lease liabilities, net	11,843	11,752
Other liabilities	26,019	26,072
Total liabilities	496,533	458,379

Total One Liberty Properties, Inc. stockholders’ equity	305,576	307,425
Non-controlling interests in consolidated joint ventures	196	1,150
Total equity	305,772	308,575
Total liabilities and equity	$802,305	$766,954

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Rental income, net	$23,771	$22,211	$72,420	$66,457
Lease termination fees	—	—	66	250
Total revenues	23,771	22,211	72,486	66,707

Operating expenses:
Depreciation and amortization	6,698	6,133	20,070	18,119
Real estate expenses	4,824	4,231	14,753	12,677
General and administrative	4,128	3,886	12,236	11,585
Impairment loss	1,300	—	1,300	1,086
State tax expense	29	74	2	184
Total operating expenses	16,979	14,324	48,361	43,651

Other operating income
Gain on sale of real estate, net	9,071	2,115	16,712	11,347
Operating income	15,863	10,002	40,837	34,403

Other income and expenses:
Equity in earnings (loss) of unconsolidated joint ventures	24	(9)	100	87
Equity in earnings from sale of unconsolidated joint venture properties	991	—	991	—
Other income	85	353	411	896
Interest:
Expense	(5,617)	(4,932)	(16,896)	(14,399)
Amortization and write-off of deferred financing costs	(241)	(225)	(751)	(741)

Net income	11,105	5,189	24,692	20,246
Net income attributable to non-controlling interests	(627)	(12)	(1,628)	(361)
Net income attributable to One Liberty Properties, Inc.	$10,478	$5,177	$23,064	$19,885

Net income per share attributable to common stockholders - diluted	$.48	$.23	$1.05	$.91

Funds from operations - Note 1	$9,057	$9,193	$28,325	$27,998
Funds from operations per common share - diluted - Note 2	$.42	$.43	$1.30	$1.30

Adjusted funds from operations - Note 1	$10,072	$9,899	$31,203	$30,338
Adjusted funds from operations per common share - diluted - Note 2	$.46	$.46	$1.44	$1.41

Weighted average number of common shares outstanding:
Basic	20,883	20,635	20,852	20,578
Diluted	20,946	20,753	20,916	20,677

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Note 1:	2025	2024	2025	2024
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$10,478	$5,177	$23,064	$19,885
Add: depreciation and amortization of properties	6,492	5,921	19,437	17,524
Add: our share of depreciation and amortization of unconsolidated joint ventures	5	6	18	16
Add: impairment loss	1,300	—	1,300	1,086
Add: amortization of deferred leasing costs	206	212	633	595
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	1	11	3	12
Deduct: gain on sale of real estate, net	(9,071)	(2,115)	(16,712)	(11,347)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(991)	—	(991)	—
Adjustments for non-controlling interests	637	(19)	1,573	227
NAREIT funds from operations applicable to common stock	9,057	9,193	28,325	27,998
Deduct: straight-line rent accruals and amortization of lease intangibles	(650)	(836)	(1,909)	(2,006)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	(4)	30	(32)	27
Deduct: lease termination fees	—	—	(66)	(250)
Deduct: other income and income on settlement of litigation	(27)	(27)	(82)	(82)
Add: amortization of restricted stock and RSU compensation	1,399	1,248	4,041	3,687
Add: amortization and write-off of deferred financing costs	241	225	751	741
Add: amortization of lease incentives	24	30	83	90
Add: amortization of mortgage intangible assets	34	34	103	103
Adjustments for non-controlling interests	(2)	2	(11)	30
Adjusted funds from operations applicable to common stock	$10,072	$9,899	$31,203	$30,338

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$.48	$.23	$1.05	$.91
Add: depreciation and amortization of properties	.31	.29	.90	.83
Add: our share of depreciation and amortization of unconsolidated joint ventures	—	—	—	—
Add: impairment loss	.06	—	.06	.05
Add: amortization of deferred leasing costs	.01	.01	.03	.03
Add: our share of amortization of deferred leasing costs of unconsolidated joint ventures	—	—	—	—
Deduct: gain on sale of real estate, net	(.42)	(.10)	(.77)	(.53)
Deduct: equity in earnings from sale of unconsolidated joint venture properties	(.05)	—	(.05)	—
Adjustments for non-controlling interests	.03	—	.08	.01
NAREIT funds from operations per share of common stock - diluted (a)	.42	.43	1.30	1.30
Deduct: straight-line rent accruals and amortization of lease intangibles	(.03)	(.04)	(.08)	(.08)
Adjust: our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	—	—	—	—
Deduct: lease termination fees	—	—	—	(.01)
Deduct: other income and income on settlement of litigation	—	—	—	—
Add: amortization of restricted stock and RSU compensation	.06	.06	.19	.17
Add: amortization and write-off of deferred financing costs	.01	.01	.03	.03
Add: amortization of lease incentives	—	—	—	—
Add: amortization of mortgage intangible assets	—	—	—	—
Adjustments for non-controlling interests	—	—	—	—
Adjusted funds from operations per share of common stock - diluted (a)	$.46	$.46	$1.44	$1.41

(a)	The weighted average number of diluted common shares used to compute FFO and AFFO applicable to common stock includes unvested restricted shares that are excluded from the computation of diluted EPS.